EXHIBIT 99

                    PRESS RELEASE OF PROVIDENT BANCORP, INC.

                    [letterhead of Provident Bancorp, Inc.]




                                  NEWS RELEASE


FOR IMMEDIATE RELEASE                           Stock Symbol: PBCP
 Thursday, April 22, 2004                       Traded on Nasdaq National Market

CONTACT:
Paul A. Maisch, SVP & Chief Financial Officer
Roberta Lenett, VP & Manager of Shareholder Relations
(845) 369-8082


                           PROVIDENT BANCORP ANNOUNCES
                            SECOND QUARTERLY EARNINGS



MONTEBELLO, NY - April 22, 2004 -- Provident Bancorp, Inc. (Nasdaq-National
Market: PBCP), the parent company of Provident Bank, today announced that for the three months ended March 31, 2004, net income before the after tax charges for the establishment of the charitable foundation ($3 million), merger integration costs ($430,000) and amortization of core deposit intangibles ($422,000) was $3.9 million, or $0.10 per diluted share. On a GAAP basis, net income for the three months ended March 31, 2004 was $72,000, compared to net income of $ 2.5 million for the three months ended March 31, 2003, a decrease of $ 2.4 million. Basic and diluted earnings per share were less than $0.01 for the quarter ended March 31, 2004, compared to $0.07 for both basic and diluted earnings per share, for the same period last year. Included within the quarter were the above noted charges related to the establishment of the charitable foundation in connection with the second-step conversion and merger integration costs, which were only partially offset by the increase in earnings from the investment of the $192.4 million in net proceeds from the Company's second-step stock conversion and 2 1/2 months of operations related to ENB. Net income for the six months ended March 31, 2004 was $3.1 million, compared to net income of $5.6 million for the six months ended March 31, 2003, a decrease of $2.5 million, due to the above mentioned items. Basic and diluted earnings per share were $0.09 and $0.09, respectively, for the six months ended March 31, 2004 compared to $0.16 and $0.16, respectively, for the same period last year. Earnings per share results for the prior periods have been restated to reflect the 4.4323 conversion ratio as a result of the Company's second-step conversion.

George Strayton, the Company's President and CEO, commented "The past quarter has proven to be filled with excitement while at the same time has been a challenging period. In January, we completed our second step stock offering raising $195.7 million from our depositors, established a $5 million pre-tax charitable trust and acquired ENB Holding Company, parent of Ellenville National Bank, which added 9 branches and $350 million in assets, and welcomed former Ellenville employees to Provident. Through the efforts of many dedicated employees from throughout the Provident Organization, the systems conversions and branch integration onto Provident's platform in February, went smoothly. We look forward to providing enhanced services to our new customers now that all Provident accounts are housed on the same data processing systems.

Further, in March we announced the signing of a definitive agreement to acquire and merge Warwick Community Bancorp, Inc. into Provident. With Warwick's 9 branches (six in Orange County) we will become the market leader in deposits in Orange County. With the addition of Warwick's $760 million in assets we will be approaching $2.5 billion in assets.

We remain focused on serving the Ellenville customers and are already working diligently toward the Warwick expansion."


Total assets as of March 31, 2004 were $1.7 billion, an increase of $540 million, or 46.0% over assets of $1.2 billion at September 30, 2003, and an increase of $623 million, or 57.1%, over assets of $1.1 billion at March 31, 2003. The increase is due primarily to the January acquisition of ENB, whose assets totaled $349.7 million on the merger date and proceeds from the offering in the second-step conversion of $192.4 million, net of related costs.

Net Loans as of March 31, 2004 were $945 million, an increase of $242 million, or 34.4%, over net loan balances of $703 million at September 30, 2003, and an increase of $265 million, or 39.0%, over balances at March 31, 2003. Loans acquired from ENB totaled $219.2 million, while allowances for loan losses acquired in connection with ENB were $5.7 million, or 2.6%, of outstanding loan balances, net. Post-acquisition, residential loans increased by $8.4 million, or 2.2%, over balances at September 30, 2003. Commercial loans increased by $201.1 million, or 79.5%, during the six month period, while consumer loans increased by $38.0 million, or 47.1%, both primarily attributable to the ENB acquisition. Asset quality continues to be strong. At $4.3 million, or 0.25% of total assets, non-performing assets are down from $4.7 million at September 30, 2003 and $5.8 million at March 31, 2003.

Deposits as of March 31, 2004 were $1.2 billion, up $339 million, or 39.0%, from September 30, 2003, and $368 million, or 43.8%, from March 31, 2003. Deposits acquired from ENB totaled $326.8 million. As of March 31, 2004 retail and commercial transaction accounts were 28.2% of deposits compared to 25.9% at September 30, 2003 and 24.7% at March 31, 2003.

Stockholders' equity increased by $230.2 million at March 31, 2004 over the $117.9 million at September 30, 2003. The Company completed its second-step stock conversion in January, 2004, raising $192.4 million in new capital, net of related costs. In addition, $39.7 million and $4.0 million, respectively, in new stock was issued for the purchase of ENB and for the formation of the charitable foundation. Net income of $3.1 million for the six-month period also increased capital. Partially offsetting the increases were the payments of cash dividends totaling $1.8 million and the establishment of a new ESOP plan for $10.0 million.

Income Information - Quarter

Net interest income after provision for loan losses for the three months ended March 31, 2004 was $15.7 million, compared to $11.2 million for the three months ended March 31, 2003, an increase of $4.5 million or 41%. The increase in net interest income was largely due to a $496 million increase in average earning assets to $1.5 billion during the quarter ended March 31, 2004, as compared to $974 million for the same quarter in the prior year, due primarily to the ENB acquisition and net proceeds from the second-step offering. The increase in average earning assets was partially offset by a decline in average yield of 79 basis points from 6.01% to 5.22%. A decrease in the average cost of interest bearing liabilities of 32 basis points still resulted in a $201,000 increase in interest expense for the quarter compared to the same quarter in 2003, as average interest-bearing liabilities increased by $291 million. Net interest margin declined by 43 basis points to 4.36%, while net interest spread declined by 47 basis points to 4.08%.

Non-interest income for the three months ended March 31, 2004 was $ 2.8 million compared to $2.4 million for the three months ended March 31, 2003, an increase of $417,000, or 17.6%. Realized gains on securities available for sale were $518,000 for the current three-month period, compared to $427,000 for the same period last year. During the three-month period ending March 31, 2004, the Company also recorded gains on sales of loans totaling $84,000, compared to $403,000 for the same period last year. Excluding the effects of gains on sales of securities and loans, the increase was $645,000, or 42.0%. Banking fees and service charges increased by $692,000, or 62.1%, of which $403,000 was generated from the acquired Ellenville branches. The remaining increase of $289,000 was due primarily to volume-driven increases in overdraft, non-sufficient funds, and ATM and debit card fees. Other non-interest income decreased by $47,000, or 11.1%, due primarily to lower rates on the Company's bank owned life insurance investments.

Non-interest expenses, excluding the Charitable Foundation contribution of $5 million pre-tax, for the three months ended March 31, 2004 increased by $4.1 million, or 42.8%, to $13.7 million, compared to $9.6 million for the three months ended March 31, 2003. The acquisition of ENB in January 2004, played a major role in the increases in most categories, contributing to increases in compensation and employee benefits of $937,000. Excluding the acquisition-related salaries and benefits, the increase in compensation and benefits was $746,000, or 14.9%. The increase is primarily due to $193,000, or 5.5%, in annual salary increases and staff additions; and a $273,000 increase in stock-based compensation plans as the Company's stockholders enjoyed an increased share value during the current period. Occupancy and office operations increased by $305,000, or 22.5%, for the three months ended March 31, 2004, almost all of which was attributable to the acquired Ellenville properties. Amortization of core deposit intangible increased by $588,000 as a result of the ENB deposits acquired. Other expenses increased by $617,000 or 40.8% due primarily to increases of $126,000, $134,000, $107,000 and $67,000, all respectively in director's stock-based compensation plans, office supplies, correspondent bank expense and postage. Further, merger integration expenses were $717,000.


Income Information - Six Months

Net interest income after provision for loan losses increased by $4.6 million, or 20.5%, to $27.1 million for the six months ended March 31, 2004 from $22.5 million for the same period in 2003. The increase in interest income reflects an increase in average earning assets of $316.3 million to $1.3 billion, offset by a decline in yield of 88 basis points to 5.17%. The cost of interest bearing liabilities declined by $422,000 as the average rate paid on average interest bearing funds decreased 34 basis points to 1.23%, even though average balances increased by $153.1 million to $964.0 million. Net interest margin decreased from 4.75% to 4.25% and net interest spread declined from 4.49% to 3.94%.

Non-interest income for the six month period ended March 31, 2004 increased to $5.6 million, an increase of $1.2 million, or 28%, compared to $4.4 million for the same six month period last year. Realized gains on securities available for sale and gains on sales of loans were $1.4 million and $170,000, respectively, for the current period, generating a combined increase of $92,000 over the securities and loan sales gains of $1.5 million for the same period last year. Banking fees and service charges increased to $3.2 million for the current six month period, an increase of $987,000, or 44.8%, over the same period last year. The increase is primarily attributable to increases in service fees of $403,000 resulting from the acquired branches, coupled with volume-related increases in service fees on new and existing accounts at the original Provident branches. Other income increased by $138,000, or 21.5%, to $779,000 for the six month period ended March 31, 2004, from $641,000 for the same period last year. The increase is primarily due to $292,000 in income from the BOLI for the current six month period compared to $161,000 for the same period last year, as the BOLI program was only established three months into fiscal 2003.

Non-interest expenses, excluding the Charitable Foundation contribution of $5 million, increased to $23.2 million for the six month period ended March 31, 2004, an increase of $5.2 million, or 28.9%, compared to $18.0 million for the same six month period last year. Increases in compensation and benefits directly attributable to the acquisition of ENB were $937,000 and in occupancy and office operations were $299,000. Compensation and benefits increased by an additional $1.5 million, of which $393,000 was attributable to the increased cost of stock-based compensation plans. Additional increases in non-interest expense categories for the current year to date period are increased advertising costs of $124,000, or 13.6%, and a volume-related increase of $131,000, or 9.5%, in data and check processing costs. Amortization of intangible assets increased by $545,000 due to the addition of the ENB core deposit intangible. Other non-interest expense increased by $688,000, or 22.5% primarily due to increases in office supplies ($196,000), directors' stock-based compensation plans ($147,000), postage ($82,000) and correspondent bank expense ($81,000).

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Provident Bancorp, Inc. will file a registration statement, a proxy statement/prospectus and other relevant documents concerning the proposed transaction with the Securities and Exchange Commission (the "SEC"). Stockholders are urged to read the registration statement and the proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about Provident and Warwick, at the SEC's Internet site (http://www.sec.gov). Copies of the proxy statement/prospectus to be filed by Provident Bancorp, Inc. also can be obtained, when available and without charge, by directing a request to Provident Bancorp, Inc., Investor Relations, attn. Roberta Lenett, 400 Rella Boulevard, Montebello, New York 10901, (845) 369-8082 or to Warwick Community Bancorp, Inc., attn. Barbara A. Rudy - Moore, Senior Vice President, 18 Oakland Avenue, P.O. Box 591, Warwick, New York 10990-0591, 845-986-2206 ext. 2238, or by sending a request to wsbbar@warwick.net.

Warwick Community Bancorp, Inc., and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Warwick in connection with the acquisition. Information about the directors and executive officers of Warwick and their ownership of Warwick common stock is set forth in Warwick's most recent proxy statement as filed with the SEC, which is available at the SEC's Internet site (http://www.sec.gov) and at Warwick's address in the preceding paragraph. Additional information regarding the interests of these participants may be obtained by reading the joint proxy statement/prospectus regarding the proposed transaction when it becomes available.


Note:

In addition to historical information, this earnings release may contain forward-looking statements. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. There are a number of important factors which have been outlined in previously filed documents with the Securities and Exchange Commission, and other factors that could cause the Company's actual results to differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.


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

Provident Bancorp, Inc.
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION
(unaudited, in thousands, except share data)
                                                                 March 31, 2004  September 30,2003  March 31, 2003
                                                                 --------------   ---------------   --------------

Assets:
Cash and due from banks ......................................   $     50,523      $     33,500      $     31,861
Total securities .............................................        593,949           374,259           328,194
Loans held for sale ..........................................            946             2,364               168
Loans:
       One-to four-family residential mortgage loans .........        389,154           380,776           386,461
       Commercial real estate, commercial business
             and construction ................................        453,984           252,857           222,527
loans
        Consumer loans .......................................        118,579            80,620            81,437
                                                                 ------------      ------------      ------------
                  Gross loans ................................        961,717           714,253           690,425
        Allowance for loan losses ............................        (17,093)          (11,069)          (10,901)
                                                                 ------------      ------------      ------------
                  Total loans, net ...........................        944,624           703,184           679,524
                                                                 ------------      ------------      ------------
Federal Home Loan Bank stock, at cost ........................          6,724             8,220             5,970
Premises and equipment, net ..................................         16,365            11,647            11,344
Goodwill .....................................................         65,670            13,540            13,540
Core Deposit Intangible ......................................          6,900             1,063             1,259
Bank owned life insurance ....................................         12,985            12,483            12,161
Other assets .................................................         15,254            14,045             7,232
                                                                 ------------      ------------      ------------
                   Total assets ..............................   $  1,713,940      $  1,174,305      $  1,091,253
                                                                 ============      ============      ============
Liabilities:
     Deposits:
          Transaction accounts ...............................   $    340,305      $    225,376      $    207,568
          Savings and money market deposits ..................        513,511           407,939           390,521
          Certificates of deposit ............................        354,558           236,238           242,512
                                                                 ------------      ------------      ------------
                    Total deposits ...........................      1,208,374           869,553           840,601
                                                                 ------------      ------------      ------------

     Borrowings ..............................................        134,726           164,757           119,388
     Mortgage escrow funds and other .........................         22,754            22,138            17,719
                                                                 ------------      ------------      ------------
                    Total liabilities ........................      1,365,854         1,056,448           977,708
Stockholders' equity .........................................        348,086           117,857           113,545
                                                                 ------------      ------------      ------------
                    Total liabilities and stockholders' equity   $  1,713,940      $  1,174,305      $  1,091,253
                                                                 ============      ============      ============

Common shares outstanding at period end (1) ..................     39,619,261        35,221,365        35,334,747
Book value per share .........................................   $       8.79      $       3.35      $       3.21


(1)  Prior period share information has been adjusted to reflect the 4.4323 conversion ratio in connection with the Company's second step common stock offering in January 2004.

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
Provident Bancorp, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands, except share data)

                                                                            Three Months Ended           Six Months Ended
                                                                                 March 31                    March 31
                                                                          2004            2003         2004            2003
                                                                          ----            ----         ----            ----

Interest and dividend income:
     Loans ......................................................   $     13,821    $     11,129   $     24,351   $     22,475
     Securities .................................................          5,253           3,296          9,018          6,968
     Other earning assets .......................................             11              14             34             20
                                                                    ------------    ------------   ------------   ------------
Total interest and dividend income ..............................         19,085          14,439         33,403         29,463
                                                                    ------------    ------------   ------------   ------------

Interest expense:
     Deposits ...................................................          1,996           1,965          3,553          4,310
     Borrowings .................................................          1,151             982          2,361          2,026
                                                                    ------------    ------------   ------------   ------------

Total interest expense ..........................................          3,147           2,947          5,914          6,336
                                                                    ------------    ------------   ------------   ------------

Net interest income .............................................         15,938          11,492         27,489         23,127
Provision for loan losses .......................................            200             300            350            600
                                                                    ------------    ------------   ------------   ------------

Net interest income after provision for loan losses .............         15,738          11,192         27,139         22,527
                                                                    ------------    ------------   ------------   ------------

Non-interest income:
     Banking fees and service charges ...........................          1,806           1,114          3,190          2,203
     Gains on sales of securities available for sale ............            518             427          1,448          1,084
     Gains on sales of loans ....................................             84             403            170            442
     Other ......................................................            376             423            779            641
                                                                    ------------    ------------   ------------   ------------

Total non-interest income .......................................          2,784           2,367          5,587          4,370
                                                                    ------------    ------------   ------------   ------------

Non-interest expense:
     Compensation and employee benefits .........................          6,699           5,016         11,650          9,232
     Occupancy and office operations ............................          1,663           1,358          2,990          2,490
     Advertising and promotion ..................................            567             495          1,035            911
      Professional fees .........................................            406             377            792            725
     Data and check processing ..................................            765             683          1,509          1,378
     Merger integration costs ...................................            717                            717
     Amortization of intangible assets ..........................            703             115            787            242
     Establishment of charitable foundation .....................          5,000                          5,000
     Other ......................................................          2,130           1,513          3,740          3,052
                                                                    ------------    ------------   ------------   ------------

Total non-interest expense ......................................         18,650           9,557         28,220         18,030
                                                                    ------------    ------------   ------------   ------------

Income before income tax expense ................................           (128)          4,002          4,506          8,867
Income tax expense ..............................................           (200)          1,482          1,389          3,306
                                                                    ------------    ------------   ------------   ------------

Net income ......................................................   $         72    $      2,520   $      3,117   $      5,561
                                                                    ============    ============   ============   ============

Per common share:
     Basic earnings .............................................   $       0.00    $       0.07   $       0.09   $       0.16
     Diluted earnings ...........................................           0.00            0.07           0.09           0.16
     Dividends declared .........................................          0.035            0.03           0.07           0.06

Weighted average common shares (1):
     Basic ......................................................     37,269,062      34,207,019     35,777,054     34,186,015
     Diluted ....................................................     37,912,560      34,728,985     36,391,057     34,696,935

(1) Prior period information has been adjusted to reflect the 4.4232 conversion ratio in connection with the Company's second-step stock offering.

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Provident Bancorp, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands, except share data)

                                                                  March 31,          September 30,         March 31,
                                                                     2004                2003                2003
                                                              ------------------- ------------------- --------------------


Asset Quality Data:
    Non-performing loans  (NPLs)                                     $4,138             $ 4,697               $5,634
    Non-performing assets (NPAs)                                     $4,250             $ 4,697               $5,774
    NPLs as % of total loans                                          0.44%               0.66%                0.82%
    NPAs as % of total assets                                         0.25%               0.40%                0.53%
    Allowance for loan losses as % of NPLs                             413%                236%                 193%
    Allowance for loan losses as % of total loans                     1.78%               1.55%                1.58%

Capital Ratios:
    Equity to total assets (consolidated)                            20.29%              10.04%               10.41%
    Tier 1 capital ratio (Bank only)                                 11.93%               8.14%                8.49%
    Tier 1 capital consolidated                                      16.63%               8.70%                8.85%

                                                Three Months Ended               Six Months Ended
                                                     March 31,                       March 31,
                                               2004            2003             2004            2003
                                           -------------  --------------    --------------  --------------

Performance Ratios (annualized):
   Return on:
        Average assets                            0.02%            0.97%            0.44%            1.06%
        Average common equity                     0.10%            9.09%            2.92%            9.96%

   Net interest rate spread                       4.08%            4.55%            3.94%            4.49%
   Net interest margin                            4.36%            4.79%            4.25%            4.75%

Average Balance Data:
   Average assets                        $   1,684,803    $   1,055,754    $   1,431,959    $   1,047,695
   Average earning assets                    1,469,576          973,601        1,292,518          976,226
   Average stockholders' equity                310,858          112,406          213,717          111,989